Exhibit 99.1

FOR IMMEDIATE RELEASE

LabCorp Contacts:    Don Von Hagen (media)
+1 336-436-8263
Media@labcorp.com

Clarissa Willet (investors)
+1 336-436-5076
Investor@labcorp.com

LABCORP STRENGTHENS LEADERSHIP POSITION IN PRECISION MEDICINE WITH EXPANSION OF THERAPEUTIC DRUG MONITORING PORTFOLIO
LabCorp’s DoseASSURE® Portfolio Provides Most Expansive Biologics TDM Menu
Combined with Expert Guidance

BURLINGTON, N.C., Feb. 19, 2019 - LabCorp® (NYSE: LH), a leading global life sciences company that is deeply integrated in guiding patient care, today announced a new assay in its therapeutic drug monitoring (TDM) DoseASSURE® portfolio. The new Certolizumab Concentration and Anti-Certolizumab Antibody DoseASSURE™ CTZ assay, helps physicians monitor individual drug response for patients who are on Certolizumab, a biologic drug used to treat certain inflammatory diseases, such as rheumatoid arthritis and Crohn’s disease.

Biologic drugs are complex, protein-based therapies that can be used to treat certain inflammatory diseases and are among the fastest growing class of drugs available today. However, the expense of these medications and the variability in patient response can present numerous challenges. LabCorp’s DoseASSURE® portfolio helps address these challenges by providing quantitative, patient-specific measurement which can guide patient therapy. With the launch of the DoseASSURE CTZ, LabCorp now has the most comprehensive biologics TDM menu in the industry, targeting the largest number of biologic drugs.

“Biologic drugs can be life-changing, but individual patient response to biologics can vary greatly,” said David P. King, LabCorp’s chairman and CEO. “LabCorp’s DoseASSURE portfolio helps to deliver on the promise of precision medicine by enabling more effective and more individualized treatment plans that can improve clinical outcomes at reduced costs.”

Studies demonstrate the use of TDM can improve efficacy and prolong successful response to biologic treatment. Accordingly, appropriate use of TDM can diminish the need for disease-related surgery and hospitalization by reducing the risk of treatment failure.

“Our expanding DoseASSURE portfolio demonstrates our commitment to providing world-class diagnostic and patient management solutions for physicians and patients,” said Marcia Eisenberg, Ph.D., chief scientific officer of LabCorp Diagnostics. “LabCorp adds value because our diagnostics expertise and available clinical decision support tools help clinicians integrate biologic drugs and the associated diagnostics into optimal patient care.”

DoseASSURE® TDM Portfolio
LabCorp’s TDM DoseASSURE portfolio includes eight assays measuring 10 biologic therapies - including Adalimumab, Infliximab, Infliximab-dyyb, Infliximab-abda, Etanercept, Rituximab, Golimumab, Vedolizumab, Ustekinumab, and Certolizumab.

•	Adalimumab and Anti-Adalimumab Antibody, DoseASSURE™ ADL

•	Certolizumab and Anti-Certolizumab Antibody, DoseASSURE™ CTZ

•	Etanercept and Anti-Etanercept Antibody, DoseASSURE™ ETN

•	Golimumab and Anti-Golimumab Antibody, DoseASSURE™ GOL

•	Infliximab and Anti-Infliximab Antibody, DoseASSURE™ IFX

•	Rituximab and Anti-Rituximab Antibody, DoseASSURE™ RTX

•	Ustekinumab and Anti-Ustekinumab Antibody, DoseASSURE™ UST

•	Vedolizumab and Anti-Vedolizumab Antibody, DoseASSURE™ VDZ

For more information about LabCorp’s DoseASSURE portfolio, please visit the online test menu at www.labcorp.com.

About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster, and uses technology to improve the delivery of care. LabCorp reported revenues of more than $11 billion in 2018. To learn more about LabCorp, visit www.LabCorp.com, and to learn more about Covance Drug Development, visit www.Covance.com.

Forward-Looking Statements
This press release contains forward-looking statements including but not limited to statements with respect to diagnostic solutions, the impact of various factors on operating and financial results, and the opportunities for future growth. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions and other unforeseen changes and general uncertainties in the marketplace, changes in government regulations, including healthcare reform, customer purchasing decisions, including changes in payer regulations or policies, other adverse actions of governmental and third-party payers, changes in testing guidelines or recommendations, adverse results in material litigation matters, the impact of changes in tax laws and regulations, failure to maintain or develop customer relationships, our ability to develop or acquire new products and adapt to technological changes, failure in information technology, systems or data security, employee relations, and the effect of exchange rate fluctuations. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the Company’s Form 10-K for the year ended Dec. 31, 2017, and subsequent Forms 10-Q, including in each case under the heading RISK FACTORS, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended Dec. 31, 2017, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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